EXHIBIT 99.1

STRYKER INCREASES EXPECTED 2010 RESULTS AND PROVIDES 2011 OUTLOOK

Kalamazoo, Michigan - January 10, 2011 - Stryker Corporation (NYSE:SYK) announced today that net sales were $1,995 million for the fourth quarter of 2010, representing an 8.8% increase over net sales of $1,834 million for the fourth quarter of 2009, and were $7,320 million for the year ended December 31, 2010, representing an 8.9% increase over net sales of $6,723 million for the year ended December 31, 2009. On a constant currency basis, net sales increased 8.6% for the fourth quarter. For the year, constant currency sales growth of 7.8% falls within the previously communicated 7% to 8% constant currency sales range and is at the high end of the initial 5% to 8% sales guidance.

Stryker expects 2010 diluted net earnings per share to be in the range of $3.17 to $3.19 compared to diluted net earnings per share of $2.77 in 2009. During the fourth quarter of 2010, the Company will record a charge of approximately $125 million ($77 million net of income taxes) to reflect the anticipated loss on the previously announced sale of OP-1 assets used in orthopaedic bone applications.

Excluding the impact of the 2010 OP-1 assets charge and other previously reported adjusting items, adjusted diluted net earnings per share for 2010 are expected to be in the range of $3.31 to $3.33, above the previously communicated $3.27 to $3.30 range. This will represent an increase of 12.2% to 12.9% over adjusted diluted net earnings per share of $2.95 in 2009.  A reconciliation of diluted net earnings per share to adjusted diluted net earnings per share has been included at the end of this press release.

During the fourth quarter, Stryker repurchased 6.1 million shares at a cost of $314 million bringing total 2010 share repurchases to 8.3 million shares at a cost of $426 million.

"Despite ongoing economic uncertainty and a slowdown in elective surgeries, we delivered sales growth at the high end of the range established at the start of 2010. Additionally, we achieved earnings growth above the high end of the stated range while making significant investments in our quality and compliance systems, as well as sales, marketing and R&D," commented Stephen P. MacMillan, Chairman, President and Chief Executive Officer. "We took a number of important steps to reshape our company and enhance our competitive position by executing on several strategic acquisitions that are strengthening our core product offerings while also allowing us to further diversify our sales footprint in some of the highest growth segments in medical technology. And with the sale of the OP-1 product family for use in orthopaedic bone applications, we refocused our biologic R&D activities. Finally, we utilized our exceptional cash flow generation to further enhance shareholder return with a 20% increase in our quarterly dividend coupled with ongoing share repurchases."

2010 Sales Analysis

Domestic sales were $1,286 million for the fourth quarter and $4,793 million for the year ended December 31, 2010, representing increases of 11.0% in both the quarter and year ended December 31, 2010. International sales were $710 million for the fourth quarter and were $2,527 million for the year ended December 31, 2010, representing increases of 5.0% and 5.1%, respectively. The impact of foreign currency comparisons to the dollar value of international sales was favorable by $2 million in the fourth quarter and favorable by $70 million for the year ended December 31, 2010. On a constant currency basis, international sales increased 4.7% in the fourth quarter and 2.2% for the year ended December 31, 2010.

Worldwide sales of Orthopaedic Implants were $1,166 million for the fourth quarter and $4,308 million for the year ended December 31, 2010, representing increases of 4.5% and 4.6%, respectively. On a constant currency basis, sales of Orthopaedic Implants increased 4.3% in the fourth quarter and 3.3% for the year ended December 31, 2010. Worldwide sales of MedSurg Equipment were $829 million for the fourth quarter representing an increase of 15.3% and were $3,012 million for the year ended December 31, 2010, representing an increase of 15.7%. On a constant currency basis, sales of MedSurg Equipment increased 15.4% in the fourth quarter and 15.0% for the year ended December 31, 2010.

2011 Outlook

The financial forecast for 2011 includes a constant currency sales increase of 11-13% as a result of growth in shipments of Orthopaedic Implants and MedSurg Equipment as well as sales from the recently acquired Neurovascular business. If foreign currency exchange rates hold near current levels, the Company anticipates net sales will be favorably impacted by approximately 0% to 1.0% in the first quarter of 2011 and by approximately 0.5% to 1.5% for the full year of 2011. Excluding the expected impact from foreign currency as well as acquisitions (Sonopet Ultrasonic Aspirator, Gaymar Industries, Porex Surgical and the Neurovascular division of Boston Scientific), projected sales growth is 5-7%.

The Company projects that adjusted diluted net earnings per share for 2011 will be in the range of $3.65 to $3.73, an increase of 10% to 13% over expected adjusted diluted net earnings per share of $3.31 to $3.33 in 2010. In 2011, the Company anticipates acquisition and integration-related charges associated with the recently completed acquisition of the Neurovascular business to reduce reported diluted net earnings per share by approximately $0.21 to $0.25, including transaction costs, additional costs associated with the step-up of inventory to fair value and other integration costs.

"We believe our results for 2010 and our financial forecast for 2011 underscore the strength of our unique sales footprint that is driving superior results in the near term while investing in critical growth areas for the long term," commented Stephen P. MacMillan, Chairman, President and Chief Executive Officer.

Conference Call on January 25, 2011

Stryker also announced that it will host a conference call on Tuesday, January 25, 2011 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter and year ended December 31, 2010 and provide an operational update.  Final operating results for the quarter and year ended December 31, 2010 will be released at 4:00 p.m. that day.

To participate in the conference call dial 800-510-0219 (domestic) or 617-614-3451 (international) and enter the participant passcode 75423588. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 8:30 p.m., Eastern Time, on Tuesday, January 25, 2011, until 11:59 p.m., Eastern Time, on Tuesday, February 1, 2011. To hear this recording you may dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 88981346.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; unfavorable resolution of tax audits; changes in financial markets; changes in the competitive environment; and the Company's ability to integrate acquisitions. Additional information concerning these and other factors are contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company provides innovative orthopaedic implants as well as state-of-the-art medical and surgical equipment to help people lead more active and more satisfying lives.  For more information about Stryker, please visit www.stryker.com.

STRYKER CORPORATION
For the Three Months and Year Ended December 31, 2010
(Unaudited - In Millions)

	Fourth Quarter				Year Ended December 31
			% Change				% Change
				Constant				Constant
CONDENSED SALES ANALYSIS	2010	2009	Reported	Currency	2010	2009	Reported	Currency

Domestic	$ 1,285.6	$ 1,158.6	11.0	11.0	$ 4,792.8	$ 4,317.4	11.0	11.0
International	709.5	675.6	5.0	4.7	2,527.2	2,405.7	5.1	2.2

NET SALES	$ 1,995.1	$ 1,834.2	8.8	8.6	$ 7,320.0	$ 6,723.1	8.9	7.8

Orthopaedic Implants	$ 1,166.3	$ 1,115.6	4.5	4.3	$ 4,308.4	$ 4,119.7	4.6	3.3
MedSurg Equipment	828.8	718.6	15.3	15.4	3,011.6	2,603.4	15.7	15.0

NET SALES	$ 1,995.1	$ 1,834.2	8.8	8.6	$ 7,320.0	$ 6,723.1	8.9	7.8

	Fourth Quarter
	% Change
	Domestic	International		Total
			Constant		Constant
SUPPLEMENTAL SALES GROWTH ANALYSIS	Reported	Reported	Currency	Reported	Currency

Orthopaedic Implants sales:
Hips	7	6	4	6	6
Knees	4	3	2	3	3
Trauma	12	5	6	8	8
Spine	(4)	0	0	(3)	(3)
Total Orthopaedic Implants	5	4	4	5	4

MedSurg Equipment sales:
Surgical equipment and surgical navigation systems	11	9	9	10	10
Endoscopic and communications systems	2	11	11	5	5
Patient handling and emergency medical equipment	31	(11)	(12)	21	21
Total MedSurg Equipment	19	7	7	15	15

	Year Ended December 31
	% Change
	Domestic	International		Total
			Constant		Constant
	Reported	Reported	Currency	Reported	Currency

Orthopaedic Implants sales:
Hips	5	5	1	5	3
Knees	6	1	(2)	4	3
Trauma	11	5	5	8	7
Spine	(1)	8	6	2	1
Total Orthopaedic Implants	5	4	1	5	3

MedSurg Equipment sales:
Surgical equipment and surgical navigation systems	9	5	3	8	8
Endoscopic and communications systems	6	9	7	7	6
Patient handling and emergency medical equipment	24	5	(1)	20	18
Total MedSurg Equipment	19	7	4	16	15

RECONCILIATION OF REPORTED DILUTED NET EARNINGS PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE

Year Ended December 31,
2011	2010
Range	Range	2009
Reported diluted net earnings per share	$3.40	to	$3.52	$3.17	to	$3.19	$2.77
Acquisition and integration-related charges (a)	$0.25	to	$0.21	$-		$-	$-
Gain on sale of property, plant and equipment (b)	$-		$-	$(0.03)	to	$(0.03)	$-
Income taxes on repatriation of foreign earnings (c)	$-		$-	$(0.02)	to	$(0.02)	$0.17
Impairment of property, plant and equipment (d)	$-		$-	$0.19	to	$0.19	$-
Restructuring charges (e)	$-		$-	$-		$-	$0.12
Patent litigation gain (f)	$-		$-	$-		$-	$(0.11)
Adjusted diluted net earnings per share	$3.65	to	$3.73	$3.31	to	$3.33	$2.95

The weighted-average diluted shares outstanding used in the calculation of this non-GAAP financial measure are the same as the weighted-average diluted shares outstanding used in the calculation of the reported per share amounts.

(a)	On January 3, 2011, the Company completed the acquisition of the assets of the Neurovascular division of Boston Scientific
Corporation and will incur certain acquisition and integration-related charges.
(b)	In 2010 the Company sold its Orthopaedics Implants manufacturing facility based in Caen, France.
(c)	In 2010 and 2009 the Company recorded income tax expense adjustments associated with the repatriation of foreign earnings in 2009.
(d)	In 2010 the Company announced a definitive agreement to sell its OP-1 product family for use in orthopaedic bone applications and its manufacturing facility based in Lebanon, NH. As a result of the announcement, the Company will incur a one-time non cash charge to reflect the reduction of the carrying amount of the associated assets to their fair value.
(e)	In 2009 the Company initiated restructuring projects focused on streamlining operations, including the termination of certain third-party agent agreements at the Company's Europe Division and the discontinuation of certain products within its
Orthopaedic Implants and MedSurg Equipment segments.
(f)	In 2009 the Company settled an outstanding patent infringement lawsuit pursuant to a confidential settlement agreement.

CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269-385-2600